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                                                                   EXHIBIT 10.34


                                  DOVEBID, INC.
                                  -------------

                         SECOND AMENDMENT TO CONVERTIBLE
                          SUBORDINATED PROMISSORY NOTE

         This Second Amendment to Convertible Subordinated Promissory Note ("Amendment") is entered into as of January 9, 2002, by and between Robert Levy ("Payee") and DoveBid, Inc., a Delaware corporation (the "Company") and is intended to amends the terms and conditions of that certain Convertible Subordinated Promissory Note issued by the Company to Payee on March 24, 2000 in the principal amount of $4,329,800.81, as amended (the "Note").

         Whereas, Payee and the Company desire to amend the Note on the terms and conditions set forth below in order to correct a prior typographical error;

         Now, therefore, in consideration of the foregoing and for other good and valuable consideration (receipt and sufficiency of which is mutually acknowledged), the parties agree as follows:

         1. Amendment of Principal Amount. The first sentence of the Note is hereby amended to read as follows.

         "DoveBid, Inc., a Delaware corporation (the "Company"), with offices at 1241 East Hillsdale Blvd., Foster City, CA 94404, for value received, promises to pay to the order of Robert Levy ("Payee") at such address as Payee may designate, Four Million Four Hundred Twenty-Nine Thousand Eight Hundred Dollars and Eighty-One Cents ($4,429,800.81) plus simple interest thereon calculated from the date hereof until paid at an annual rate equal to the minimum rate established pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended, as of the date hereof, compounded annually; provided that if this Note shall not have converted into Conversion Stock (as defined below) by July 1, 2000, then on and after such date the interest payable per annum with respect to principal outstanding under this Note shall be equal to the prime lending rate (the "Prime Rate") in effect on July 2, 2000 as announced by Chase Manhattan Bank (provided, however, that the interest payable per annum with respect to principal outstanding under this Note shall be 6.00% during any period in which the Prime Rate is less than 6.00%), and thereafter accrued interest shall be payable at the end of each three month period thereafter."

         2. Amount of Optional Convertible Debt. Section 2.1 of the Note is hereby amended to read as follows:

              2.1 Definition of Optional Convertible Debt. A new definition is hereby added to the Note as Section 1.7 to read as follows: " `Optional Convertible Debt' shall mean $2,214,900.41 of the principal amount of this Note (as reduced by any prepayments made by the Company as permitted in Section 5 hereof), and all of the accrued but unpaid interest on such portion of this Note."

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         3. Effect of Amendment. This Amendment will be effective as of the date first set forth above, upon execution of this Amendment by the Company and Payee. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, will constitute one and the same Amendment. Except as expressly provided above, the terms and conditions of the Note remain in full force and effect, unmodified, as of the date hereof.

         In Witness Whereof, Payee and the Company have executed this Second Amendment to Convertible Subordinated Promissory Note, in the case of the Company by a person duly authorized to do so.

THE COMPANY:  DOVEBID, INC.                           PAYEE: ROBERT LEVY


By:      /s/ Anthony Capobianco                        /s/ Robert Levy
       ---------------------------------              -------------------------
Title:   VP and General Counsel
       ---------------------------------

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